UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2005

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)		75261 (Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 11, 2005, Kitty Hawk, Inc. (the “Company”) appointed James Kupferschmid as vice president and chief financial officer of the Company. There were no arrangements or understandings between Mr. Kupferschmid and any other person pursuant to which Mr. Kupferschmid was appointed as vice president and chief financial officer. Except for Mr. Kupferschmid’s potential employment arrangements, there have not been any transactions, nor are there any currently proposed transactions, since January 1, 2004, to which the Company or its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Kupferschmid had, or will have, a direct or indirect material interest.

Mr. Kupferschmid, age 46, is a certified public accountant and a certified treasury professional. From 2004 to 2005, Mr. Kupferschmid was a partner with Tatum Partners, LLC providing temporary CFO, Treasury, SEC reporting and Sarbanes-Oxley compliance work for a variety of clients. During the period 1994 through 2001, he served in a variety of positions including vice president finance, treasurer and chief financial officer for Continental Airlines’ subsidiary Continental Micronesia, Inc., director of business development for Northwest Airlines and as a consultant to Warburg Pincus, LLC in conjunction with an airline LBO.

A copy of the Company’s press release, dated July 12, 2005, is included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 12, 2005, of Kitty Hawk, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/Steven E. Markhoff
Name:	Steven E. Markhoff
Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Date: July 15, 2005